EXHIBIT 10.14


                             UNIVERSITY OF ILLINOIS
                             AT URBANA - CHAMPAIGN


Office of Technology Management

319 Ceramins Building MC-243            [GRAPHIC]
105 South Goodwin Avenue
Urbana, IL 61801


July 23, 2003


UTEK Corporation
Sam Reiber, Vice President
202 South Wheeler Street
Plant City, FL 33563

Circle Group Holdings, Inc.
Mr. Gregory J. Halpern
1011 Campus Drive
Mundelein IL 60060


Re: Exclusive Software License Agreement
    Agreement No. A03394 and A03436
    Technology No. T96129 and 96129

Dear Sirs:

Please find enclosed, for your files, copies of the above-referenced agreement that has been fully executed.

Sincerely,

/s/ Dave Washburn
-----------------
Dave Washburn
Technology Manager

Enclosure

cc: Jim Painter

                             UNIVERSITY OF ILLINOIS
                      EXCLUSIVE SOFTWARE LICENSE AGREEMENT
                                  WITH EQUITY

License Agreement ("AGREEMENT"), dated as of June 25, 2003, between THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS, a body corporate and politic of the State of Illinois (the "UNIVERSITY"), and UTEK Corporation, a(n) Delaware Corporation with the address of 202 S. Wheeler Street, Plant City, Florida, 33563. ("LICENSEE").

                              PRELIMINARY STATEMENT

         UNIVERSITY holds certain rights to the Technology described below, and desires to have the Technology perfected and exploited for commercial purposes. Licensee wishes to obtain the exclusive right to exploit the Technology in commercial settings through a third party entity known as Circle Group Holdings, Inc. ("Company"). It is agreed to by the parties that upon execution of this Agreement this license shall be automatically assigned to Company and Company by signing below agrees to accept such assignment with all corresponding rights and obligations of Licensee as described hereunder. University approves of such assignment. Therefore, in consideration of the mutual obligations set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, University and Licensee agree as follows.

                                    ARTICLE 1

                                  DEFINITIONS

         The following capitalized terms are used in this Agreement with the following meanings:

         "AFFILIATE" means, as to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of securities, by voting rights, by agreement or otherwise.

         "EQUITY RIGHTS" means the capital stock and related rights granted to the University by Licensee and its Affiliates and other parties as set forth in
Section 3.13 and on Schedule 3 attached to this Agreement.

         "COPIES" means any copy of a work, made by any method now known or later developed and fixed in any medium now known or later developed, and from which the work can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine or device.

         "DERIVATIVE WORK" means any translation (including translation into other computer languages), modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted.

         "DOCUMENTATION" means the End User Documentation and the System Documentation.

         "END USER" means any person who licenses, purchases, or otherwise obtains the Licensee Product or has access to or use of the Licensee Products (including, but not limited to, by means of online access) directly or indirectly from Licensee (excepting either party to this Agreement or its Affiliates).

         "END USER AGREEMENT" means the written agreement between Licensee and an End User that includes the Mandatory Terms and governs End User's use, access to, or receipt of the Licensee Product.

         "END USER DOCUMENTATION" means any user manuals, handbooks and other written or electronic material relating to the Licensed Software or Licensee Product that are intended for use by End Users.


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

         "EVALUATION AGREEMENT" means the written agreement between Licensee and an End User that includes the Mandatory Terms and governs End User's evaluatory use, access to, or receipt of the Licensee Product, which will not, in any event permit the End User to use the product for longer than thirty (30) days without entering into an End User Agreement.

         "INTELLECTUAL PROPERTY" means worldwide rights arising under contract, statute or common law, whether or not perfected, and associated with: (a) works of authorship, including copyrights, mask works and moral rights; (b) the protection of trade and industrial secrets and confidential information; (c) any rights analogous to those set forth herein and any other proprietary rights relating to intangible or intellectual property now existing or later recognized in any jurisdiction (excluding trademarks, service marks, trade names, and trade dress); and (d) divisions, continuations, renewals, reissuances, reexaminations, applications, registrations, and any extensions of the foregoing, now existing or hereafter filed, issued or acquired.

         "LICENSED FIELD" means the field of use described on Schedule 1.

         "LICENSEE PRODUCT" means (i) any and all Licensee computer programs that incorporate, integrate, or include part or all of the Licensed Software,
(ii) all Derivative Works based on the Licensed Software, (iii) all Upgrades; and (iv) all Documentation related to the foregoing and all Derivative Works based on the Documentation.

         "LICENSED SOFTWARE" means the computer program and database that is described in Schedule 1, in Source Code and/or Object Code as specified in
Schedule 1.

         "LICENSEE SERVICES" means services provided by Licensee to its customers that require use of or are based on the Licensed Software or Licensee Products, including (a) access fees; (b) customer support services; (c) the creation and distribution of Upgrades (including both basic and major software maintenance services, such as error corrections, incidental or substantial structural, functional, or performance improvements; and additions); (d) consulting and design services to model and simulate particular designs for customers; (e) customization, modification, and/or integration of Licensee Products for specific customers; (f) direct training; and workshops and/or seminars; and (g) collection of advertising revenues and product sales.

         "LICENSEE TECHNOLOGY" means the software, hardware, works, inventions, technology, data, materials, concepts or techniques created or procured by Licensee independently from and without reference to the Licensed Software or Intellectual Property owned by University.

         "MANDATORY TERMS" means the: (i) terms set forth in Schedule 4 that Licensee must include in all End User Agreements and Evaluation Agreements; and
(ii) any mandatory terms for third party products incorporated into the Licensed Software, which terms University may provide to Licensee.

         "NET SALES" means:

         (a) with respect to licensee Products and Licensee Services, in either case sold or transferred to any third party, the gross sales price actually charged in the sale of such Licensee Product or Licensee Service (if Licensee or any Sublicensee sells to an Affiliate, the normal non-discounted invoice price to non-Affiliates shall be deemed the invoice price for purposes of this Agreement), less:

         (i) customary trade, quantity or cash discounts, rebates, and non-affiliated brokers' or agents' commissions actually allowed and taken;

         (ii) amounts repaid or credited to customers on account of rejections or returns of specified products for which a Royalty was paid or payable under this Agreement; and

         (iii) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually paid or allowed; and


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

         (b) with respect to all Licensee Products and Licensee Services used or consumed by Licensee or an Affiliate or Sublicensee of Licensee in the manufacture or creation of another product, an amount equal to the gross list sales price normally charged in the sale of such Licensee Product or Licensee Service (if Licensee or any Sublicensee sells to an Affiliate, the normal non-discounted invoice price to non-Affiliates shall be deemed the invoice price for purposes of this Agreement), less the deductions, if any, as described in subparts (a)(i) and (ii) above.

For purposes of this Agreement, a "sale" shall be deemed to occur upon the earliest of (i) the date on which an End User Agreement or contract for the provision of Licensee Services is executed, (ii) the date of an invoice for a Licensee Product or Licensee Service sold or transferred to a third party,
(iii) the date on which a Licensee Product or Licensee Service is shipped for delivery to, or first performed for, a third party, or (iv) the date on which a Licensee Product or Licensee Service is used or consumed by Licensee, or an Affiliate or Sublicensee of Licensee. If Licensee or any Affiliate or Sublicensee transfers or sells any Licensee Product to any third party for non-cash consideration, or for no consideration, except pursuant to a valid Evaluation Agreement, the sale price shall be deemed to be (i) the gross list sales price normally charged in the sale of such Licensee Product, or (ii) if no such gross list sales price has been established, a commercially reasonable price acceptable to the University.

         "OBJECT CODE" means the machine-readable, compiled code for the Licensed Software that is ready to run on a computer.

         "ROYALTIES" means all amounts payable under Sections 3.1 and 3.2 of this Agreement.

         "SOURCE CODE" means the human-readable program commands for the Licensed Software that are compiled to form the Object Code.

         "SUBLICENSE" means any grant by Licensee of any rights to a Sublicensee in accordance with Article 2 of this Agreement.

         "SUBLICENSEE" means any person or entity to which a Sublicense is granted in accordance with Article 2 of this Agreement.

         "SYSTEM DOCUMENTATION" means any literature, programmer's notes and other materials that specify or describe the functions, characteristics, performance, structure, sequence, organization, and operation of the Licensed Software or Licensee Product, and any updates, enhancements, extensions, or revisions thereto.

         "TERRITORY" means the territory set forth in Schedule 1.

         "TECHNOLOGY" means the Licensed Software and all Intellectual Property therein.

         "UPGRADE" shall mean (i) any modification, correction, fix, enhancement, new version, or change made in or to the original Licensee Product created by or on behalf of Licensee, whether sold separately or provided to End Users subscribing the Licensee Services, or (ii) any options, upgrades, new functionality or any functionality not previously licensed by an End User that is related to the Licensee Product, whether sold separately or provided to End Users subscribing to the Licensee Services.


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

                                   ARTICLE 2
                                GRANT OF LICENSE

         2.1 GRANT. Subject to Licensee's compliance with the terms and conditions of this Agreement, University hereby grants to Licensee an exclusive (unless terminated or modified as specified herein), royalty-bearing license, within the Licensed Field and within the Territory, expressly limited to the uses specifically set forth below:

         (a) to promote, distribute, resell, install, maintain, support and otherwise market the Object Code version of the Licensed Software as part of or bundled with the Licensee Products to End Users in the Territory.

         (b) to create Derivative Works based on the Licensed Software and Documentation and/or to bundle or integrate the Licensed Software with other software in order to create the Licensee Products.

         (c) to copy the Licensed Software and Documentation as necessary to exercise its rights pursuant to this Agreement. All such Copies of Licensed Software shall contain the copyright notices and any other proprietary legends (if applicable) that appear on Licensed Software or System Documentation.

         (d) to directly or indirectly, either itself or through an authorized intermediary, provide Licensee Services to third parties.

         (e) only if rights to Source Code are specified in Schedule 1, to use, copy, and create Derivative Works based on the Source Code version of the Licensed Software solely for Licensee's own internal business purposes in order to create the Licensee Products.

         2.2 RESERVATIONS.

         (a) Notwithstanding, anything set forth in this Agreement, University, and its employees, agents, contractors, researchers, and students may use, study, install, maintain, support, prepare Derivative Works based upon, copy, distribute, and transmit the Licensed Software and Documentation for non-profit purposes only (including, but not limited to, education and research (including sponsored research)), and may sublicense, redistribute, or otherwise allow third parties to use, study, install, maintain, support, prepare Derivative Works based upon, copy, distribute, and transmit the Licensed Software and Documentation for non-profit purposes only. University also reserves for itself and for all other persons or entities to whom University from time to time grant such rights all rights not expressly granted in this Agreement, including, but not limited to the right to license, use, study, install, maintain, support, prepare Derivative Works based upon, copy, distribute, and transmit the Licensed Software and Documentation for non-profit and commercial purposes outside the Licensed Field and outside the Territory. No right or license to the Licensee shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this Agreement.

         (b) U.S. Government. The Technology may have been conceived with the use of United States government funds under a grant from an agency or department of the United States Government. Therefore, there is reserved from the rights granted hereunder the rights, if any, of the United States government to use the Technology for its own purposes in such manner to which it is entitled. University further reserves for itself the right to grant to the United States Government a royalty-free license or licenses, with the right to sublicense, to the Technology to the extent that such grant or license(s) is or may be required by funding agreements between the University and the United States Government relating to the Licensed Software.

         (c) All rights to any Technology or other Intellectual Property not expressly and specifically granted to Licensee hereunder or reserved to third parties are hereby expressly reserved to the University, and such Technology is licensed under this Agreement only to the extent owned by, or assigned to, University. No title in or to the Technology is transferred to Licensee pursuant to this Agreement. The


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

University does not and shall not have any obligation to pay Licensee a royalty or any other fee for any of the rights reserved to the University in this
Section 2.2, or granted to the University pursuant to Sections 2.9 and 5.3.

         (d) Future University-owned Software. University, and its employees, agents, contractors, researchers or students, may create (i) Derivative Works of the Licensed Software and (ii) new software programs that may be related to, or use ideas, concepts, inventions, or techniques that are discovered or first reduced to practice in connection with the Licensed Software ((i) and (ii) are, collectively, "New University Works"). Nothing in this Agreement will be construed to restrict University's right to use, license, and/or commercially exploit the New University Works, internally or externally, directly or indirectly through third parties. At any time, University may, in its sole discretion, which shall not be contested by Licensee, determine what, if any, New University Works it will make available for licensing to Licensee or to any other third party. University developed Derivative Works will be made available under this agreement. University is not obligated to create such Derivative Works.

         (e) Licensee's intended use of Software. Licensee will continue to provide access to the NAT website for educational and research purposes, at no cost to these users. Licensee will develop, host and maintain the commercial version of NAT with features not included in the educational version of NAT. Upon accessing the current site (www.nat.uiuc.edu), users will be notified that they are being redirected to the commercial site developed by Licensee under license from the Board of Trustees of the University of Illinois. Credit and Attribution of Licensed Software will be handled according to the stipulations as defined in Section 8.2 below.

         (f) Restrictions on Use. Notwithstanding LICENSEE agrees not to use the Licensee website, in (i) a manner that would be likely to offend the general public or reflect unfavorably on the good name, goodwill, reputation, and image of UNIVERSITY or would be contrary to applicable laws; and/or (ii) conjunction with alcohol, drug abuse, tobacco, gambling or sexually-oriented marks, logos, products, or services.

         2.3 OTHER RIGHTS. University previously granted the licenses and other rights with respect to the Technology specified on Schedule 2 attached, and the rights granted in Section 2.1 above are subject to all of the terms and conditions of those licenses and other rights.

         2.4 SUBLICENSES.

         (a) Subject to and conditioned on Licensee's compliance with the restrictions and obligations contained in this Agreement, Licensee may distribute and Sublicense the Object Code version of the Licensee Products and the End User Documentation to End Users. Licensee will provide the Licensee Products in its own name and on its own behalf.

         (b) Licensee may not Sublicense or otherwise distribute the Licensed Software on a "stand alone" basis, but only as an integral component of Licensee Products.

         (c) Licensee shall not grant any Sublicenses in, or otherwise distribute or provide any third party access to the Source Code Version of the Licensed Software without University's prior written consent. If Licensee desires to Sublicense the Source Code (including pursuant to a standard source code escrow agreement), Licensee will notify University, and the parties will negotiate in good faith terms consistent with the terms and conditions of this Agreement and royalty rate for such Sublicense.

         (d) End User Agreements. Licensee shall not grant any Sublicenses in, or otherwise distribute or provide any third party access to the Licensee Products except pursuant to the terms and conditions of: (i) a valid End User Agreement; or (ii) a valid Evaluation Agreement in the event that the Licensee Products is provided to the Customer solely for evaluation purposes. Licensee may use either the Mandatory terms provided by University, or Licensee's own terms provided that such terms protect University's rights to the same extent as this Agreement in general and the relevant Mandatory Terms in particular, including substantially the same limitations on the scope of the license, confidentiality protections, and limitations on warranty and liability. If Licensee modifies the Mandatory Terms without


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University's written permission, or substitutes Licensee's own terms for the
Mandatory Terms, Licensee will defend, indemnify and hold harmless University, its Affiliates and its and their licensors against any damage, loss, liability or expense, including its reasonable attorneys' fees, that University, its Affiliates or its and their licensors may incur as a result of such modification or substitution (provided that such damage, loss, liability, or expense would have been avoided by use of the Mandatory Terms without modification or substitution). Licensee will effectively enforce against all End Users within the Territory the provisions of any End User Agreement or Evaluation Agreement to the extent that such provisions affect University's rights or interests.

         2.5 DELIVERY. University will deliver to Licensee one (1) copy of the Licensed Software and any Documentation that University has in its possession and control, in the best form available as of the Effective Date, on a schedule and in a format to be mutually agreed between University and Licensee, in Source Code and/or Object Code form as specified in Schedule 1.

         2.8 LICENSE FROM LICENSEE TO UNIVERSITY FOR LICENSEE PRODUCTS.

         (a) Grant of License to University for Licensee Products: Licensee hereby grants to University, and its employees, agents, contractors, researchers, and students a nontransferable, royalty-free, non-exclusive, worldwide, irrevocable (except that such license may be terminated for default in accordance with Section 7.2) license to use, study, install, maintain, support, prepare Derivative Works based upon, and copy the Licensed Software for its own non-profit internal purposes only (including, but not limited to education and research (including sponsored research)), provided that it does not sublicense, redistribute, or otherwise allow third parties to use them directly or indirectly for commercial purposes, whether on a time sharing, remote job entry or service bureau arrangement, such Licensee Products thereof as may be created by or on behalf of Licensee. University has no right to sublicense or otherwise market, distribute, or commercially exploit any such Licensee Products in any manner without the prior written consent of Licensee.

         (b) Delivery: Within thirty (30) days after Licensee's first commercial sale, lease, or license of any Licensee Product(s) (including each Upgrade), Licensee will deliver to University, to the attention of the Head of the [insert name of Department or Unit], one (1) copy of such Licensee Product(s), in a form that enables University to make copies as permitted by Section 3.1 of this Agreement, but otherwise in the same form as provided to Licensee's End User customers. Licensee will provide the same level of technical support to University that Licensee provides to its other End User customers who do not purchase a separate contract for support services for such Licensee Product(s) or Upgrades.

         2.9 NO SUPPORT SERVICES. University shall have no obligation to offer support services to Licensee, and nothing contained herein shall be interpreted so as to require University to provide any developer support, maintenance, installation services, debugging, consultation, technical support or end-user support of any kind.


                                   ARTICLE 3


                                    PAYMENTS

         3.1. ROYALTIES. For the licenses granted in Section 2.1 of this Agreement, Licensee shall:

         (a) within three (3) business days of the execution of this Agreement, pay University a licensing fee in the amount set forth on Schedule 3 (the "LICENSING FEE");

         (b) pay University a Royalty on Net Sales of Licensee Products sold by Licensee or any of its Affiliates in the percentage set forth on Schedule 3;

         (c) pay University a Royalty on Net Sales of Licensee Services sold by Licensee or any of its Affiliates in the percentage set forth on Schedule 3; and


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         (d) pay University a Royalty on Sublicenses equal to the percentage set forth on Schedule 3 Royalty on Sublicenses which is the Net Sales of Licensee Products and Licensee Services sold by any Sublicensee (in addition to the Royalty due pursuant to Sections 3.1(b) and (c)).

         3.2 MINIMUM ROYALTIES. If total Royalties actually paid to University for the period set forth on Schedule 3 (a "ROYALTY PERIOD") beginning on or after the date set forth in Schedule 3 are less than the amount set forth on
Schedule 3. Licensee shall pay University an amount (the "MINIMUM ROYALTY") for that Royalty Period equal to the difference between the Royalty actually paid for such Royalty Period and the Minimum Royalty owing for that Royalty Period. If this License terminates for any reason during any Royalty Period for which a Minimum Royalty is owing, the Minimum Royalty will be pro rated for the number of days actually elapsed during such Royalty Period and will be due and owing upon termination.

         3.3 RESEARCH AND DEVELOPMENT EXPENDITURE. Licensee agrees to spend an amount not less than the amount set forth on Schedule 3 for the periods indicated on such Schedule in performing research and development with respect to the Technology.

         3.4 MILESTONE PAYMENTS. Licensee agrees to make the payments to University set forth on Schedule 3 (the "MILESTONE PAYMENTS") within thirty (30) days after the occurrence of each event set forth on such Schedule.

         3.5 CALCULATION AND PAYMENT ON ROYALTIES.

         (a) Royalties shall be calculated for each Royalty Period as of the last day of each such Period. Payment of Royalties (and, if applicable, Minimum Royalties) with respect to each calendar quarter shall be due within forty-five
(45) days after the end of Royalty Period, beginning with the earlier of (i) the Royalty Period in which the first sale of a Licensee Product or Licensee Service occurs, or (ii) the Royalty Period for which Minimum Royalties are due.

         (b) At the same time that it makes payment of Royalties (and, if applicable, Minimum Royalties) due with respect to a Royalty Period, Licensee shall deliver to University a true and complete accounting of sales of any Licensee Product or Licensee Service and receipts from those sales by Licensee, its Affiliates and its Sublicensees during such Royalty Period, with a separate accounting for each Licensee Product of sales and receipts by country and a detailed calculation of the Royalty payment due University for such calendar quarter, in each case in form and substance reasonably satisfactory to University. If no sales of Licensee Products, Licensee Services, or Sublicense payments were made in such Royalty Period, then Licensee's statement shall so state.

         (c) Licensee will immediately notify University of the occurrence of any event giving rise to Licensee's obligations to make payments pursuant to
Section 3.4 above.

         3.6 RECORDS. Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, accurate records in sufficient detail to permit the Royalties and Minimum Royalties payable under this Agreement to be determined. During the terms of this Agreement and for a period of five (5) years following termination of this Agreement (or such longer period as required by applicable law), Licensee shall permit, and shall cause each of its Affiliates and Sublicensees to permit, upon reasonable notice to Licensee, its books and records regarding the sale of Licensee Products and Licensee Services to be copied and audited or otherwise examined from time to time, as the request of University, during normal business hours by University or any representative of University. Such examination shall be made at University's expense, except that if such examination discloses a discrepancy of three percent (3%) or more in the amount of Royalties due University, then Licensee shall reimburse University for the cost of such examination, including any professional fees incurred by University. In connection with any such examination or copying of books or records University or such representative of University shall examine only such information as is required to verify Licensee's compliance under this Agreement.

           3.7 PAYMENTS. All amounts owing to University under this Agreement shall be paid in currency which is legal tender in the United States of America, by check or other instrument representing


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immediately available funds payable to The University of Illinois. If Licensee, any of its Affiliates or any Sublicensee receives payment in a currency other than currency which is legal tender in the United States of America in connection with a transaction giving rise to a payment obligation under this Agreement, then the payment required to be made by Licensee under this Agreement shall be converted, prior to payment, into the United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the calendar quarter in which such transaction occurred.

         3.8. OVERDUE PAYMENTS. Payments due to the University under this Agreement shall if not paid when due bear simple interest at the lower of the annual rate of 18% or the highest rate permitted by law, calculated on the basis of the number of days actually elapsed in a 365 day year, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due University on demand. The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.

         3.9. TERMINATION REPORT AND PAYMENT. Within sixty (60) days after the date of termination of this Agreement, Licensee shall make a written report to University which report shall state the number, description, and amount of Licensee Products and Licensee Services sold by Licensee, its Affiliates or any Sublicensee upon which Royalties are payable hereunder but which were not previously reported to University, a calculation of the Net Sales of such Licensee Products and Licensee Services, and a calculation of the Royalty, payment due University for such Licensee Products and Licensee Services, all in such form and containing such substance as may have previously been provided to University pursuant to Section 3.5(b) above. Concurrent with the making of such report, Licensee shall make the Royalty payment due University for such period.

         3.10. COMMERCIALIZATION; PROGRESS REPORT. Licensee, its Affiliates and its Sublicensees shall use their best efforts to bring one or more Licensee Products to market and to develop such markets through a thorough, vigorous and diligent program for the commercial exploitation of the Technology. In addition, Licensee shall deliver to University:

         (a) by the dates set forth on Schedule 3, a detailed research and development business plan with respect to Licensee's proposed exploitation of the Technology for at least the first three (3) years of the term of this Agreement, which plan shall include, at a minimum, (i) proposed timetable(s) with respect to achieving the milestones and government approvals that are required or necessary to develop, manufacture, sell, market or otherwise exploit the Licensee Products and Technology, and (ii) an analysis of the capital investment needed to implement such plan, including financing, equipment, facilities, number and type of personnel and timetable for each phase of research, development and exploitation of the Technology.

         (b) promptly as made available by Licensee to any third party, any updates, revisions, supplements, redrafts or new editions of such research and development business plan or any other business plan or analysis prepared by, for or at the request of Licensee at any time or from time to time during the term of this Agreement; and

         (c) on or before January 30 of each year during the term of this Agreement, a written report (in the same detail required by Section 3.10(a) above) that updates the information contained in the most recent written report delivered to University under this Agreement and projects activity toward commercialization of Licensee Products anticipated for the next reporting year.

         3.11 LEGAL AND CONSULTING FEES. Licensee agrees, within thirty (30) days following receipt of appropriate documentation and invoices therefore from University, to reimburse University for all reasonable legal and/or consulting fees and expenses incurred by the University in connection with the negotiation and execution of this Agreement, which amount is set forth on Schedule 3.

         3.12. NO REFUNDS OR CREDITS. Except as otherwise expressly and specifically set forth in this Agreement, (i) any amount paid to the University pursuant to this Agreement shall be non-refundable under all circumstances, and
(ii) any amount paid with respect to an obligation of Licensee under this


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Agreement shall not be credited against any other amount paid with respect to any other obligation of Licensee under this Agreement.

         3.13 EQUITY RIGHTS. As further consideration for the grant of the license rights set forth in this Agreement, Licensee hereby agrees to issue and sell to University, on the price and terms, for the number and type of equity securities of Licensee, and rights to acquire equity securities of Licensee, and with such other related rights, preferences and privileges with respect to such equity securities, all as set forth on Schedule 3.

                                   ARTICLE 4

                          WARRANTIES; INDEMNIFICATION

         4.1 LIMITED REPRESENTATION. University represents that it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         4.2 DISCLAIMER OF WARRANTIES. Licensee acknowledges that: (i) the Licensed Software may not satisfy all of Licensee's or its customers' requirements; and (ii) the use or receipt of the Licensed Software may not be uninterrupted or error-free. Licensee further acknowledges that: (i) the royalties and other charges contemplated under this Agreement are based on the limited warranty, limited remedy, disclaimer and liability limitation provisions specified in this Article 4; and (ii) such royalties and other charges would be substantially higher if any of these provisions were unenforceable. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 4.1 ABOVE, UNIVERSITY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE TECHNOLOGY, LICENSEE PRODUCTS, OR LICENSEE SERVICES. UNIVERSITY FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE TECHNOLOGY, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF LICENSEE PRODUCTS OR LICENSEE SERVICES BY ANY PERSON OR ENTITY. LICENSEE, AND ITS AFFILIATES AND SUBLICENSEES, ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL LICENSEE PRODUCTS. Without limiting the generality of the foregoing, University does not warrant (a) the accuracy of any information with respect to any Technology, and (b) the accuracy, safety, or usefulness for any purpose of the Technology, Licensee Products, or Licensee Services. Nothing contained in this Agreement shall be construed as either a warranty or representation by University as to the validity or scope of any Intellectual Property Right in the Technology.

         4.3. LIMITATION OF LIABILITY. UNIVERSITY ASSUMES NO LIABILITY IN RESPECT OF ANY INFRINGEMENT OF ANY PATENT OR OTHER RIGHT OF THIRD PARTIES DUE TO THE ACTIVITIES OF LICENSEE, ANY OF ITS AFFILIATES OR ANY SUBLICENSEE UNDER THIS AGREEMENT. IN NO EVENT SHALL UNIVERSITY OR ITS AFFILIATES, INCLUDING ITS TRUSTEES, DIRECTORS, OFFICERS, FACULTY, STAFF, STUDENTS, EMPLOYEES, CONSULTANTS AND AGENTS (COLLECTIVELY, THE "AGENTS"), BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORSEEABLE, BASED ON CLAIMS OF LICENSEE, ITS CUSTOMERS, OR ANY OTHER PARTY ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, FAILURE OF ANY REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE OR OTHERWISE. The above limitations on liability apply even though University of its Affiliates, or any of their Agents, may have been advised of the possibility of such damage Licensee shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article 4.4. Indemnification.

         (a) None of the University, any of its Affiliates, or any of their respective Agents (each an "INDEMNIFIED PERSON") shall have any liability or responsibility whatsoever to Licensee, any of its Affiliates, any Sublicensee or any other person or entity for or on account of (and Licensee agrees and covenants, and agrees to cause each of its Affiliates and Sublicensees to agree and covenant not to sue any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Affiliates or Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation any existing or anticipated profits or opportunities for profits lost by Licensee, any of its Affiliates or any Sublicensee), arising out of or in connection with or resulting from (i) the production, use or sale of the Licensee Products or provision of Licensee Services by Licensee, any of its Affiliates or its Sublicensees, (ii) the use of any Technology by Licensee, any of its Affiliates or any Sublicensee, (iii) any advertising or other promotional activities with respect to either of the foregoing, or (iv) the production, use or sale of any product, process or service identified, characterized or otherwise developed by Licensee or any Affiliate or Sublicensee with the aid of the Technology. Licensee shall indemnify and hold each Indemnified Person harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney's fees and expenses at the pretrial, trial or appellate level) made against any Indemnified Person with respect to items (i) through
(iv) above, whether or not such claims are groundless or without merit or basis.

         (b) Licensee, for itself and each of its Affiliates and Sublicensees, agrees at all times to maintain casualty, liability, professional liability and product liability insurance at such times and in such amounts as are reasonably adequate to ensure that Licensee can meet its obligations to University pursuant to this Article 4, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies. At University's request, Licensee will supply University from time to time with certificates of insurance for each such policy, and will notify University in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies. Licensee agrees to obtain the foregoing required insurance from reputable and financially secure insurance carriers.

         (c) Licensee's obligations under this Article 4 shall survive the expiration or earlier termination of all or any part of this Agreement.

                                   ARTICLE 5

                     CONFIDENTIALITY AND PROPRIETARY RIGHTS

         5.1 CONFIDENTIALITY.

         (a) Subject to Section 5.5(b) below, Licensee shall protect (and agrees to cause its Affiliates and Sublicensees to protect) the confidentiality of all proprietary information with respect to the Technology, the Licensed Software in Source Code form, and System Documentation ("Confidential Information"). Licensee further agrees to treat (and agrees to cause its Affiliates and Sublicensees to treat) Schedule 3 to this Agreement as Confidential Information. Licensee shall take, and shall cause its Affiliates and Sublicensees to safeguard the confidentiality of the Confidential Information with at least the same degree of care that it protects its own similar proprietary and confidential information, but no less than a reasonable standard of care, and to take such actions to protect the Confidential Information as the University may reasonably request from time to time. Licensee will not disclose, de-compile, disassemble nor otherwise reverse engineer the Licensed Software. University acknowledges that Licensee may find it beneficial to disclose information provided by University during the conduct of Licensee's business. Under such circumstances, Licensee may make such information available to third parties, provided that Licensee shall first obtain from the recipient(s) a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement Licensee employs to protect its own most valuable trade secrets. Licensee shall notify University promptly in writing of the circumstances surrounding any reasonably suspected possession, use or knowledge of the Source Code and/or System Documentation, or any part thereof, by any person or entity other than those authorized by this Agreement.

         (b) Licensee shall not be bound by the provisions of Section 5.1(a) with respect to information which Licensee can demonstrate through documentary evidence (i) was previously known to the recipient at the time of disclosure,
(ii) is in the public domain at the time of disclosure, (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by Licensee, or any Affiliate or Sublicensee or a third party who is under an agreement of confidentiality with respect to the subject information, (iv) is independently developed without utilization of or reference to the Confidential Information, or (v) is required to be disclosed by law or court order, provided that Licensee promptly notifies University and provides University an opportunity to seek a protective order or otherwise limit such disclosure.

         (c) The obligations of Licensee and University under Sections 5.1(a),
(b) and (c) shall survive the expiration or earlier termination of all or any part of this Agreement.

         (d) Licensee and University acknowledge that they may have previously entered into one or more confidentiality and non-use agreements with respect to some or all of the Technology (collectively, the "CONFIDENTIALITY AGREEMENTS"). The parties agree that, to the extent this Agreement conflicts with the terms of any of the Confidentiality Agreements, this Agreement shall supersede the Confidentiality Agreements and be binding on University and Licensee with respect to the information covered under the terms of this Article 5, without otherwise limiting the binding nature and effect of the Confidentiality Agreements.

         5.2 University shall retain ownership of all Intellectual Property in the Technology, Licensed Software, and Derivative Works of the Licensed Software created by University, subject only to the rights and licenses specifically granted herein. Licensee shall retain ownership of all Intellectual Property in any Derivative Works of Licensed Software created by Licensee, subject to University's underlying rights in the Technology and the rights and licenses specifically granted herein.

         5.3 Licensee and its licensors will retain exclusive ownership of the Licensee Technology and all Intellectual Property therein. Any Intellectual Property in the ideas, concepts, inventions or techniques that Licensee may use, conceive or first reduce to practice in connection with developing the Licensee Products ("Product Concepts"), are and will be the exclusive property of Licensee (except to the extent that they consist of, include, or embody the Licensed Software or University's Intellectual Property therein). Licensee hereby grants University a transferable, sub-licensable, perpetual, world-wide, royalty-free license to make, use, sell, practice, and offer for sale and import any process, technology, software, article, kit, equipment, system, unit, product or component part covered by the Product Concepts or a claim of any patent in any part of the Product Concepts. At University's request, Licensee will provide all documentation and information necessary for University to enjoy its rights under this Section.

                                   ARTICLE 6

                                  INFRINGEMENT

         6.1 NOTIFICATION. If either party becomes aware of the infringement of any copyright in the Licensed Software granted to Licensee pursuant to Schedule 5 (if any), it shall immediately notify the other in writing of all details available. University and Licensee shall then use good faith efforts to determine within sixty (60) days of the notice referred to above, whether and in what manner to proceed against such infringer in accordance with this Section 6, and a mutually acceptable allocation of any costs and recoveries resulting from such action. If the parties are unable to so agree, the University shall have the first right to determine how to proceed against such infringer in accordance with this Section 6.

         6.2 UNIVERSITY RIGHT TO PROSECUTE. Subject to Section 6.1 above, if a third party infringes or allegedly infringes any copyright in the Licensed Software granted to Licensee pursuant to Schedule 5 (if any), University may, at University's discretion, proceed against the infringer in the name of University circumstances surrounding any reasonably suspected possession, use or knowledge of the Source Code and/or System Documentation, or any part thereof, by any person or entity other than those authorized by this Agreement.

         (b) Licensee shall not be bound by the provisions of Section 5.1(a) with respect to information which Licensee can demonstrate through documentary evidence (i) was previously known to the recipient at the time of disclosure,
(ii) is in the public domain at the time of disclosure, (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by Licensee, or any Affiliate or Sublicensee or a third party who is under an agreement of confidentiality with respect to the subject information, (iv) is independently developed without utilization of or reference to the Confidential Information, or (v) is required to be disclosed by law or court order, provided that Licensee promptly notifies University and provides University an opportunity to seek a protective order or otherwise limit such disclosure.

         (c) The obligations of Licensee and University under Sections 5.1(a),
(b) and (c) shall survive the expiration or earlier termination of all or any part of this Agreement.

         (d) Licensee and University acknowledge that they may have previously entered into one or more confidentiality and non-use agreements with respect to some or all of the Technology (collectively, the "CONFIDENTIALITY AGREEMENTS"). The parties agree that, to the extent this Agreement conflicts with the terms of any of the Confidentiality Agreements, this Agreement shall supersede the Confidentiality Agreements and be binding on University and Licensee with respect to the information covered under the terms of this Article 5, without otherwise limiting the binding nature and effect of the Confidentiality Agreements.

         5.2 University shall retain ownership of all Intellectual Property in the Technology, Licensed Software, and Derivative Works of the Licensed Software created by University, subject only to the rights and licenses specifically granted herein. Licensee shall retain ownership of all Intellectual Property in any Derivative Works of Licensed Software created by Licensee, subject to University's underlying rights in the Technology and the rights and licenses specifically granted herein.

         5.3 Licensee and its licensors will retain exclusive ownership of the Licensee Technology and all Intellectual Property therein. Any Intellectual Property in the ideas, concepts, inventions or techniques that Licensee may use, conceive or first reduce to practice in connection with developing the Licensee Products ("Product Concepts"), are and will be the exclusive property of Licensee (except to the extent that they consist of, include, or embody the Licensed Software or University's Intellectual Property therein). Licensee hereby grants University a transferable, sub-licensable, perpetual, world-wide, royalty-free license to make, use, sell, practice, and offer for sale and import any process, technology, software, article, kit, equipment, system, unit, product or component part covered by the Product Concepts or a claim of any patent in any part of the Product Concepts. At University's request, Licensee will provide all documentation and information necessary for University to enjoy its rights under this Section.

                                   ARTICLE 6

                                  INFRINGEMENT

         6.1 NOTIFICATION. If either party becomes aware of the infringement of any copyright in the Licensed Software granted to Licensee pursuant to Schedule 5 (if any), it shall immediately notify the other in writing of all details available. University and Licensee shall then use good faith efforts to determine within sixty (60) days of the notice referred to above, whether and in what manner to proceed against such infringer in accordance with this Section 6, and a mutually acceptable allocation of any costs and recoveries resulting from such action. If the parties are unable to so agree, the University shall have the first right to determine how to proceed against such infringer in accordance with this Section 6.

         6.2 UNIVERSITY RIGHT TO PROSECUTE. Subject to Section 6.1 above, if a third party infringes or allegedly infringes any copyright in the Licensed Software granted to Licensee pursuant to Schedule 5 (if any), University may, at University's discretion, proceed against the infringer in the name of University or Licensee, and will notify Licensee of its determination in this regard within forty five (45) days of the end of the negotiation period set forth in
Section 6.1 above. Licensee will cooperate in all reasonable respects with University and execute any documents and instruments necessary or appropriate for University to exercise its rights under this Section 6.2. Any actions by University pursuant to this clause shall be at University's own expense. Recoveries collected by University shall be paid (i) first, to University in the amount of all reasonable out of pocket costs and expenses incurred by University in such action, (ii) then to Licensee to reimburse Licensee for its documented and reasonable out of pocket costs and expenses incurred in cooperating with University in such action as requested by University, and
(iii) the remainder, if any, shall be paid sixty percent (60%) to University and forty percent (40%) to Licensee.

         6.3. LICENSEE RIGHT TO PROSECUTE. Subject to Sections 6.1 and 6.2 above, if a third party infringes or allegedly infringes any copyright in the Licensed Software granted to Licensee pursuant to Schedule 5 (if any), Licensee may prosecute the infringer by appropriate legal proceedings, provided that Licensee shall employ counsel reasonably satisfactory to University, shall inform University of all material developments in such proceedings, and shall provide University with all correspondence and pleadings related to any such action. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which Licensee initiates. University agrees to cooperate in all reasonable respects with any enforcement proceedings at the request of Licensee, and at Licensee's expense. University may be represented by University's counsel in any such legal proceedings, at University's own expense (subject to reimbursement under this Section 6.3), acting in any advisory but not controlling capacity. The prosecution, settlement, or abandonment of any proceedings under this Section shall be at Licensee's reasonable discretion, provided that Licensee shall not have any right to surrender any of University's rights to the Technology or to grant any infringer any rights to the Technology other than a Sublicense subject to the conditions which would apply to the grant of any other Sublicense. Recoveries collected by Licensee shall be paid (i) first, to Licensee in the amount of all reasonable out of pocket costs and expenses incurred by Licensee in such action, (ii) then to University to reimburse University for its documented and reasonable out of pocket costs and expenses incurred in cooperating with Licensee in such action as requested by Licensee, and for counsel to University if University elects to be represented by counsel in such action pursuant to this Section 6.3, and (iii) the remainder, if any, shall be paid sixty percent (60%) to Licensee and forty percent (40%) to University.


                                   ARTICLE 7


                                  TERMINATION

         7.1. TERM. This Agreement and the license rights granted herein shall become effective as of the Effective Date and shall remain in effect for the term set forth in Schedule 3, unless earlier terminated as specified herein.

         7.2 UNIVERSITY RIGHT TO TERMINATE. University shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or otherwise) to terminate this Agreement if Licensee or any of its Affiliates:


         (a) is in default in payment of any amount or other consideration or reimbursement required under this Agreement, or the making any reports required to be made by Licensee, its Affiliates or Sublicensees pursuant to this Agreement, and Licensee fails to remedy any such default within ten (10) days after written notice thereof by University;

         (b) is in breach of or defaults with respect to any other provision of this Agreement and Licensee fails to remedy any such breach or default within thirty (30) days after written notice thereof by University;

         (c) makes any materially false report; or

         (d) commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the "BANKRUPTCY CODE"), or if an involuntary case is commenced against Licensee under the Bankruptcy Code and the petition in such case is not dismissed within forty-five (45) days of the commencement of the case, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction.

         At the election of University exercised in its sole discretion by written notice to Licensee, and in lieu of terminating this Agreement, University may either (i) declare the license rights granted under this Agreement to Licensee and its Affiliates to be non-exclusive, and grant to such third parties determines any and all additional non-exclusive rights to the Technology as the University shall determine in its sole discretion, or (ii) otherwise continue the rights of Licensee under this Agreement on such other terms and conditions as University shall determine in its sole discretion.

         7.3 LICENSEE RIGHT TO TERMINATE. Licensee may terminate this Agreement at any time by written notice to University at least ninety (90) days prior to the termination date specified in the notice.

         7.4 EFFECT OF TERMINATION.

         (a) If this Agreement terminates for any reason, on the effective date of termination Licensee shall immediately cease and shall cause each of its Affiliates and, to the extent required hereunder its Sublicensees, to immediately cease using, making, having made and selling the Technology, Licensee Products, Licensee Services and shall return to University, or deliver or destroy as University directs, the Technology then in its possession.

         (b) Notwithstanding the termination or expiration of this Agreement or any portion of this Agreement, the following provisions of this Agreement shall survive such termination:

             (i) Licensee's obligation to pay any amount due pursuant to this Agreement that is accrued and remaining unpaid under the terms of this Agreement prior to such termination (including without limitation the delivery and continuing benefits, if any, of any Equity Rights);

            (ii) Section 3.9, Article 4, Article 5, Section 6.2 (to the extent proceedings have been initiated), this Section 7.4 and Article 9 below;

           (iii) any cause of action or claim of Licensee or University, accrued or to accrue, because of any breach or default of this Agreement by the other party.

         (c) Effect of Termination on Licensee's End Users. Upon termination of this Agreement for any reason, and provided that an End User is in compliance in all material respects with the terms of its End User Agreement as in effect on the date of termination, such End User Agreement shall continue in full force and effect in accordance with its terms, provided that in no event shall University have any obligations of any nature whatsoever with respect to any past, current or future obligations that Licensee may have had, or may in the future have, for the payment or performance of any obligations owing to End User pursuant to such End User Agreement. Licensee agrees not to enter into any new agreements or renew old agreements with respect to the Licensed Software after the date of termination. Licensee will cease use of the Trademarks and will not publish or use in any manner any further advertisements or promotional materials after termination. Termination of this Agreement shall not terminate Licensee's obligation to pay University accrued royalties due under the terms of this Agreement, even though such royalties may be received by Licensee after the termination of this Agreement.

                                   ARTICLE 8

                           ADVERTISING AND CONFLICTS

         8.1 ADVERTISING. Except as provided in Section 8.2 below, Licensee shall not use (and shall prohibit its Affiliates and Sublicensees from using) the names of University or any of its Affiliates or Agents, or any adaptation thereof, in any commercial activity, marketing, advertising or sales brochures without the prior written consent of University, which consent may be granted or withheld in such party's sole and complete discretion. Notwithstanding the foregoing, Licensee may use the name of University in a non-misleading fashion in any securities reports required to be filed with the Securities and Exchange Commission, or to the extent legally required or permitted in offering memoranda or other documentation in connection with the sale of securities, financial reports and information provided to Licensee's directors, stockholders, prospective investors, members and their respective Affiliates, provided that University is given advance notice of such use.

         8.2 CREDIT AND ATTRIBUTION. University believes it is important that users of Licensee Products recognize that the Licensed Software originated at the University of Illinois at Urbana-Champaign. University requires, and Licensee agrees to include the statement of identification and attribution (or such alternate statement that provides similar identification) as set forth in
Schedule 3. Licensee agrees to use reasonable efforts to incorporate the above statement into its Licensee Product(s) either in (i) a splash screen that automatically comes on-line when End Users access Licensee Products; or (ii) a computer screen display (such as an "about" screen, "copyright notice" screen, or "help" screen) that can be accessed voluntarily by End Users when using Licensee Products. Licensee agrees to use reasonable efforts to provide to University one (1) example of such "splash screens", "about boxes", and other reproductions of all notices, copyrights and logos prior to distribution of the Licensee Products for approval, to the address specified for Notices set forth in Schedule 3, the first time Licensee reproduces such items and any time Licensee substantially changes such items. If any errors exist in any such notice, Licensee shall correct such error no later than the release of the next version of Licensee Products.

         8.3 CONFLICTS. Licensee acknowledges and agrees that it will use reasonable efforts to avoid potential conflicts of interest between the University employees who may also be employees, consultants, shareholders or directors of Licensee. Licensee agrees to cooperate with University with respect to the University of Illinois Policy on Conflicts of Commitment and Interest, which is available at http://www.research.uiuc.edu/coi/index.asp, and to work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 ASSIGNMENT.

         (a) This Agreement may, at any time and upon notice to Licensee, be assigned by University without such assignment operating to terminate, impair or in any way change the obligations or rights which University would have had, or any of the obligations or rights which Licensee would have had, if such assignment had not occurred. From and after the making of such assignment the assignee shall be substituted for University as a party to this Agreement and University shall have no obligations under this Agreement.

         (b) Upon execution of this license, Licensee shall immediately assign this license to Circle Group Holdings, Inc. Following this assignment, no subsequent assignments of this Agreement shall be assigned by Licensee, by operation of law or otherwise, without the prior written consent of University granted or withheld in the discretion of the University. Prior to any such assignment becoming effective, a permitted assignee must agree in writing to become bound by and subject to, and agree to the full and faithful performance of, all of the terms and conditions of this Agreement, such agreement to be in form and substance satisfactory to the University.

         9.2. ENTIRE AGREEMENT, AMENDMENT AND WAIVER. This Agreement (including any attached schedules) contains the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes any and all prior written or oral discussions, arrangements, courses of conduct or agreements. This Agreement may be amended only by an instrument in writing duly executed by the parties. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

         9.3. NOTICES. All notices required or desired to be given under this Agreement, and all payments to be made to University under this Agreement, shall be delivered to the parties at the addresses set forth on Schedule 3. Notices may be given (i) by hand, (ii) by a nationally recognized overnight delivery service, or (iii) by U.S. first class registered or certified mail, postage prepaid, return receipt requested. The date of personal delivery, the date of deposit with the overnight delivery service for next business day delivery, or three (3) days following the date of deposit for mailing, as the case may be, shall be the date such notice is deemed delivered under this Agreement.

         9.4. SEVERABILITY. If any one or more of the provisions of this Agreement should for any reason be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible to intent of the parties, and the validity of the remaining provisions shall not be affected.

         9.5. GOVERNING LAW; JURISDICTION. This agreement is governed and interpreted under the laws of Illinois applicable to contracts made and to be performed entirely within Illinois by Illinois residents. In consideration of the performance by University of this Agreement, Licensee agrees that unless otherwise agreed by University in writing all actions or proceedings related to this Agreement shall be litigated in courts located within the State of Illinois. Licensee (i) consents and submits to the jurisdiction of any local, state or federal court located within said state, (ii) consents to delivery and service of process by means of the notice provisions established in this Agreement, and (iii) agrees that neither it nor any of its Affiliates or Sublicensees shall bring any action or claim against University in any other jurisdiction without the prior written consent of University granted in University's sole discretion.

         9.8. EXPORT CONTROLS. To the extent that the United States Export Control Regulations are applicable, neither Licensee nor University shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data.

         9.8. IMPLEMENTATION. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

         9.9. COUNTERPARTS. This agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument.

         9.10. REMEDIES. Due to the proprietary nature of the subject matter of this Agreement, the parties agree that their respective rights and obligations under this Agreement may be enforced by injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies the parties may have.

         9.11. RELATIONSHIP OF PARTIES. The parties to this Agreement are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

         9.12 HEADINGS. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement, nor shall they affect the interpretation or construction of this Agreement in any manner.

         IN WITNESS WHEREOF, the parties hereto have caused this Exclusive License Agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

UNIVERSITY:              THE BOARD OF TRUSTEES OF THE UNIVERSITY OF
                            ILLINOIS

                         By: /s/ Stephen K. Rugg
                             -----------------------------
                             Stephen K. Rugg, Vice president for Administration

                         Attest:

                         /s/ Michele M. Thompson
                         ---------------------------------
                         Michele M. Thompson, Secretary
                         Approvals to form: MCR Rotundee

Licensee:                UTEK Corporation

                         By: /s/ Sam Reiber
                             -----------------------------

                         Name: Sam Reiber

                         Title: Vice President

                         Date: July 9, 2003
                               ---------------------------

                   SCHEDULE 1 TO EXCLUSIVE LICENSE AGREEMENT
                   -----------------------------------------

A. DEFINITIONS

"Licensed Field" means and includes: All

"Territory" means and includes: Worldwide

B.  LICENSED SOFTWARE

Name:  NAT Tool Version 2.0 MyNAT; Energy Calculator

OTM Technology Number: T96129 (NAT); TF02023 (Energy Calculator)

Technology Title: Nutrition Analysis Tool (NAT); The Energy Calculator

Creators Dr. James E. Painter

Version Number/Release Date: 2.0

Brief description (programming language, approximate lines of code, functionality, hardware requirements if applicable): NAT is a fully functional nutrient analysis program. It utilizes the USDA nutrient database, including over 6000 foods. The user enters the foods consumed, and can then select which nutrients should be analyzed. NAT is software that runs within standard internet browsers and is developed with standard CGI and HTML programming languages.

Funding source(s) for research and development: CFAR

Copyright Year 1996-2003 The Board of Trustees of the University of Illinois

Source Code provided? /X/ Yes  /_/ No

              UNIVERSITY CONFIDENTIAL AND PROPRIETARY INFORMATION
              ---------------------------------------------------

                   SCHEDULE 3 TO EXCLUSIVE LICENSE AGREEMENT
                   -----------------------------------------

ROYALTIES -- SECTION 3.0:
------------------------

Licensing Fee: Section 3.1(a): $75,000 in equity of Circle Group Holdings, Inc. (OTCBB: CRGQ) unregistered shares of common stock.

Royalty on Net Sales of Licensee Products - Section 3.1(b):      10%

Royalty on Net Sales of Licensee Services - Section 3.1(c):      10%

Royalty on Sublicenses - Section 3.1(d):  50

MINIMUM ROYALTIES - SECTION 3.2:
-------------------------------

        Royalty Period Annually, Beginning July 1, 2005 for 14 Years.
        --------------
        Minimum Royalty Owing - $5,000/Year
        -----------------------------------

RESEARCH AND DEVELOPMENT EXPENDITURES - SECTION 3.3:
---------------------------------------------------

        Licensee will use reasonable efforts to further develop the licensed technology.

REPORTS - SECTION 3.10(a):
-------------------------

        Progress: Six Months
        Annual:  Anniversary of Agreement

TERM OF AGREEMENT - SECTION 7.1:        Fifteen (15) years from Effective Date
-------------------------------         (last party to sign Agreement)

STATEMENT OF IDENTIFICATION AND ATTRIBUTION - SECTION 8.2:
---------------------------------------------------------

The NAT Tool Version 2.0 Version 2.0, NAT 2.0 Help; and Mobile NAT software was created on behalf of the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign.

NOTICES - SECTION 9.3:
---------------------

Addresses For All Notices Other Than Payments To University:

                Office of Technology Management
                Attention: Director
                University of Illinois
                319 Ceramics Building, MC-243
                105 South Goodwin Avenue
                Urbana, Illinois 61801
                Fax:  317-265-5530

Address For Payments To University:

                         Office of Technology Management
                         Attention: Director
                         University of Illinois
                         319 Ceramios Building, MG-243
                         105 South Goodwin Avenue
                         Urbana, Illinois 61801

Addresses For Notices to Licensee:

                         UTEK Corporation
                         Attention: Sam Reiber
                         Vice President
                         202 South Wheeler Street
                         Plant City, FL 33563

Upon Assignment of License, send notices to:

                         Circle Group Holdings, Inc.
                         Mr. Gregory J. Halpern
                         1011 Campus Drive
                         Mundelein, IL 60060

                                  SCHEDULE 4


        MANDATORY TERMS FOR END USERS OF UNIVERSITY OF ILLINOIS SOFTWARE

These terms will apply if you ("End User") are licensing, using, or are provided access to software or services ("Sublicensor Product") that incorporate, or are based on, certain software ("University Software") under a sublicense granted by a licensee ("Sublicensor") of The Board of Trustees of the University of Illinois ("University").

1. Rights. End User may (1) use the University Software only as an integral component of the Sublicensor Product; (2) make one (1) copy of the Sublicensor Product for back-up or archival purposes only (provided that all notices are included as specified in Section 4 below); and (3) End User may use the Sublicensor Products for its internal business purposes only, and will not sublicense, redistribute, or otherwise allow third parties to use them directly or indirectly, whether on a time sharing, remote job entry or service bureau arrangement. End User will not copy, modify, or prepare derivative works of the Sublicensor Products. Any use of the Sublicensor Products beyond these limitations will be subject to Sublicensor's prior written consent and payment of the applicable fees.

2. Ownership. All trademarks, service marks, patents, copyrights, trade secrets and other proprietary rights in or related to the University Software are and will remain the exclusive property of University of its licensors, whether or not specifically recognized or perfected under applicable law. End User will not take any action that jeopardizes University's proprietary rights. End User acknowledges and agrees that it acquires no right in the University Software, except the limited use license specified in Section 1. University will own all rights in any copy of the University Software or any derivative work thereof, including any improvement or development of the University Software.

3. Source Code. The End User is not entitled to receive the source code version of the University Software, and under no circumstances may the End User recipient reverse-compile, reverse-assemble, decompile, disassemble, decrypt, extract, or otherwise reverse-engineer or modify the object code version of the Sublicensor Product.

4. Notices. The End User must reproduce and include the copyright notice(s) and proprietary legend(s) of University, as applicable, as they appear in the Sublicensor Product and on any media containing the Sublicensor Product and on all copies of the Sublicensor Product prepared by the End User.

5. Third Party Beneficiary. End User acknowledges that the provisions of its agreement with Sublicensor, including, but not limited to these Terms ("Agreement"), are intended to inure to the benefit of University as a third party beneficiary of this Agreement, and University will be entitled to enforce such provisions against End User. End User further acknowledges that University accepts its third party beneficiary rights hereunder and that such rights will be deemed irrevocable.

6. All warranties, maintenance, and support (if any) with respect to the University Software and Sublicensor Products will be provided solely by Sublicensor and not by University. UNIVERSITY MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING THE SUBLICENSOR PRODUCTS OR ANY OTHER MATERIALS, SERVICES, INFORMATION, OR TECHNOLOGY, AND UNIVERSITY EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

7. UNDER NO CIRCUMSTANCES WILL UNIVERSITY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF END USER OR ANY OTHER PARTY ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, FAILURE OF ANY

REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT, OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT. IN NO EVENT WILL UNIVERSITY BE LIABLE FOR DAMAGES OR LOSSES THAT EXCEED, IN THE AGGREGATE, THE AMOUNT OF FEES PAID BY END USER FOR THE PRODUCTS THAT GAVE RISE TO SUCH DAMAGES OR LOSSES FOR EACH RESPECTIVE BREACH OR SERIES OF RELATED BREACHES, AND END USER AGREES THAT IT MUST FIRST PURSUE AND EXHAUST ALL REMEDIES AGAINST SUBLICENSOR BEFORE PURSUING ANY REMEDY (IF ANY) AGAINST UNIVERSITY.